Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
SERIES Y CONVERTIBLE PREFERRED STOCK OF
VENUS CONCEPT INC.

Venus Concept Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted on May 24, 2024 by the Board of Directors of the Corporation (the “Board”), as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the Certificate of Incorporation of the Corporation, the Board hereby creates a series of preferred stock, par value $0.0001 per share, of the Corporation designated as Series Y Convertible Preferred Stock (the “Series Y Preferred”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

ARTICLE I
DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the Securities and Exchange Commission remains closed.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation or any of its subsidiaries, but excluding any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Series Y Preferred, and its successors and assigns.

“Conversion Date” means, with respect to any share of Series Y Preferred, the date on which such share of Series Y Preferred has been converted hereunder.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Series Y Preferred.

“Converted Stock Equivalent Amount” means, for each share of Series Y Preferred, 100 shares of Common Stock, subject to adjustment herein.

“Exchange Agreement” means that certain Exchange Agreement, dated as of May 24, 2024, by and between the Corporation and the parties identified on the signature pages thereto.

“Holder” means the Person in whose name shares of the Series Y Preferred are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Series Y Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Issuance Date” means May 24, 2024, being the date on which the Holders initially acquired shares of Series Y Preferred under the Exchange Agreement.

“Issuance Price” means $60.66, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

“Junior Preferred” means the voting convertible preferred stock of the Corporation, par value $0.0001 per share.

“Junior Preferred Certificate of Designations” means the Certificate of Designations with respect to the Junior Preferred, dated November 17, 2022, as amended from time to time.

“Liquidation Event” means, whether in a single transaction or series of related transactions, any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or its subsidiaries, the assets of which constitute all or substantially all of the assets of the business of the Corporation and its subsidiaries, taken as a whole.

“Liquidation Preference” means, for any share of Series Y Preferred at any time, an amount equal to the product of the Issuance Price, multiplied by 2.0.

“Mandatory Conversion” means a mandatory conversion of shares of Series Y Preferred pursuant to Article II, Section 4(b).

“Mandatory Conversion Notice” means a notice substantially in the form of the “Mandatory Conversion Notice” set forth in Exhibit B.

“Mandatory Conversion Trigger” means the Corporation’s completion of an equity financing after May 24, 2024 that satisfies the following conditions:  (a) no less than $30,000,000 in gross cash proceeds is raised in such equity financing; (b) the Corporation issues in such equity financing (i) Common Stock or (ii) preferred stock that is convertible into Common Stock; and (c) upon (i) the completion of such equity financing (in the case of an equity financing in which the Company issues Common Stock) or (ii) the conversion of all of such preferred stock (in the case of an equity financing in which the Corporation issues preferred stock), the Holders and their Affiliates beneficially own (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) at least as much Common Stock as has been purchased in such equity financing. For greater clarity, if such equity financing is for preferred stock, a Mandatory Conversion Trigger shall not be deemed to have occurred until all of such preferred has been converted into Common Stock. Notwithstanding the foregoing, if an Exchange Cap is in place upon the occurrence of the Mandatory Conversion Trigger, the Mandatory Conversion Trigger shall be tolled and shall not be deemed to occur until such time as the Exchange Cap is no longer in effect.

“Optional Conversion” means an optional conversion of Series Y Preferred pursuant to Article II, Section 4(a).

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit A.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock; provided, however, that an Organic Change shall not include any transaction that constitutes a Change of Control.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Preferred” means the senior convertible preferred stock of the Corporation, par value $0.0001 per share.

“Senior Preferred Certificate of Designations” means the Certificate of Designations with respect to the Senior Preferred, dated May 15, 2023, as amended from time to time.

“Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or Series will rank senior to the Series Y Preferred as to dividend rights or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Series X Preferred” means the Series X convertible preferred stock of the Corporation, par value $0.0001 per share.

“Series X Preferred Certificate of Designations” means the Certificate of Designations with respect to the Series X Preferred, dated October 4, 2024, as amended from time to time.

“Trading Market” means whichever of the NYSE American, New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market, Nasdaq Global Select Market or such other United States registered national securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

“Transfer Agent” means the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent for the Series Y Preferred and its successors and assigns.

“Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

“Unpaid Liquidation Preference” means, for any share of Series Y Preferred at any time, an amount equal to the excess, if any, of (a) the Liquidation Preference with respect to such share of Series Y Preferred as of such time, over (b) the aggregate amount of all distributions made in respect of such share of Series Y Preferred pursuant to Article II, Section 3(a)(i) as of such time.

“Voting Securities” means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation.

ARTICLE II
SERIES Y PREFERRED

1.          Designation and Number of Shares. There shall be a series of preferred stock designated “Series Y Convertible Preferred Stock.” The number of authorized shares of Series Y Preferred shall be 600,000. The Series Y Preferred will initially be issued in book entry form.

2.           Dividends.

(a)        General. Each Holder shall be entitled to receive, with respect to the shares of Series Y Preferred held by such Holder, if, as and when declared by the Board or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Series Y Preferred (rounding any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Series Y Preferred, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided, however, that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Equivalent Amount as provided herein. Notwithstanding anything to the contrary set forth in this Article II, Section 2(a), if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Series Y Preferred shall consist of an identical right or warrant, except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Series Y Preferred equivalent to the number of shares of Common Stock that would otherwise be subject to such right or warrant (i.e., taking into account the Converted Stock Equivalent Amount). Each declared dividend or distribution under this Article II, Section 2(a) shall be payable to the holders of record of Series Y Preferred at the same time as dividends or distributions are payable to the holders of record of Common Stock.

(b)        Priority of Dividends. All dividends payable on the Series Y Preferred shall rank junior with regard to dividends on the Senior Stock, including the Series X Preferred. All dividends payable on the Series Y Preferred shall have the same priority with regard to dividends on the Common Stock, the Junior Preferred and the Senior Preferred (i.e., all such dividends shall be declared and paid in accordance with Article II, Section 2(a) above).

3.           Liquidation Rights.

(a)       Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s shareholders shall be distributed in accordance with the following priority:

(i)          first, to the Holders, in proportion to the aggregate Unpaid Liquidation Preference in respect of all shares of Series Y Preferred held by the Holders, until the aggregate Unpaid Liquidation Preference in respect of all shares of Series Y Preferred held by the Holders has been reduced to zero;

(ii)         second, to the holders of Series X Preferred, in proportion to the aggregate Unpaid Liquidation Preference (as defined in the Series X Preferred Certificate of Designation) in respect of all shares of Series X Preferred held by such holders, until the aggregate Unpaid Liquidation Preference (as defined in the Series X Preferred Certificate of Designation) in respect of all shares of Series X Preferred held by such holders has been reduced to zero;

(iii)       third, to the holders of Senior Preferred, in proportion to the aggregate Unpaid Liquidation Preference (as defined in the Senior Preferred Certificate of Designation) in respect of all shares of Senior Preferred held by such holders, until the aggregate Unpaid Liquidation Preference (as defined in the Senior Preferred Certificate of Designation) in respect of all shares of Senior Preferred held by such holders has been reduced to zero;

(iv)        fourth, to the holders of Junior Preferred, in proportion to the aggregate Unpaid Liquidation Preference (as defined in the Junior Preferred Certificate of Designation) in respect of all shares of Junior Preferred held by such holders, until the aggregate Unpaid Liquidation Preference (as defined in the Junior Preferred Certificate of Designation) in respect of all shares of Junior Preferred held by such holders has been reduced to zero; and

(v)         thereafter, pro rata among (A) the holders of Common Stock and the Holders, in proportion to their holdings of Common Stock (with each Holder being deemed to hold, with respect to the shares of Series Y Preferred held by such Holder, such number of shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of shares of Series Y Preferred held by such Holder (rounding any fractional shares resulting from such computation to the nearest whole number)), and (B) the holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(b)         Change of Control. In the event of (i) a merger or consolidation of the Corporation with any other corporation or other entity that results in the inability of the shareholders of the Corporation immediately preceding such merger or consolidation to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company, including any such merger or consolidation in which the Holders receive cash, securities or other property for their shares, or (ii) the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation to a third party purchaser ((i) or (ii), a “Change of Control”), any cash, securities or other property payable to the shareholders of the Corporation in or as a consequence of such Change of Control (including from release of escrow, earn outs, deferred purchase price or other similar payments following the consummation of the Change of Control) will be apportioned and distributed in accordance with Article II, Section 3(a) above until such time as each preference stated in Article II, Section 3(a) above has been paid in full in the order of priority stated in Article II, Section 3(a) above. For such purposes, any non-cash consideration will be valued at the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction. The Corporation shall not have the power to effect a Change of Control unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the Holders in such Change of Control shall be paid in accordance with this Article II, Section 3(b). In the event that holders of Common Stock have the option to elect the form of consideration to be received in a Change of Control, the Holders shall have the same election privileges as the holders of Common Stock.

4.            Conversion.

(a)         Optional Conversion. Subject to Section 4(e) below, each Holder may, at any time and in its sole discretion, elect that all, or any whole number of shares that is less than all, of their shares of Series Y Preferred be converted pursuant to an Optional Conversion, in which case each share of Series Y Preferred subject to such Optional Conversion shall be converted into a number of Conversion Shares equal to the Converted Stock Equivalent Amount; provided, however, that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7. Effective immediately prior to the close of business on the applicable Conversion Date, such Series Y Preferred shall not be deemed outstanding for any purpose, and such converting Holders shall have no rights with respect to such shares of Series Y Preferred, rather only the right to receive the applicable Conversion Shares. Notwithstanding the foregoing, a Holder delivering an Optional Conversion Notice hereunder in connection with an Organic Change may specify in such Optional Conversion Notice that its election to effect such Optional Conversion is contingent upon the consummation of such Organic Change, in which case such Optional Conversion shall not occur until such time as is immediately prior to (and subject to) the consummation of such Organic Change, and if such Organic Change is not consummated, such Optional Conversion Notice shall be deemed to be withdrawn. To convert any share of Series Y Preferred under this Article II, Section 4(a), the Holder of such share must (i) complete, sign and deliver to the Corporation an Optional Conversion Notice; (ii) deliver physical certificate(s), if any, representing such Series Y Preferred to the Corporation (at which time such conversion will become irrevocable); (iii) furnish any endorsements and transfer documents that the Corporation may require; and (iv) if applicable, pay any documentary or other taxes.

(b)         Mandatory Conversion. Upon the occurrence of the Mandatory Conversion Trigger, all (but not less than all) of the outstanding shares of Series Y Preferred shall automatically be converted pursuant to a Mandatory Conversion, in which case each share of Series Y Preferred shall be converted into a number of Conversion Shares equal to the Converted Stock Equivalent Amount; provided, however, that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7. Effective immediately prior to the close of business on the applicable Conversion Date, such Series Y Preferred shall not be deemed outstanding for any purpose, and such converting Holders shall have no rights with respect to such shares of Series Y Preferred, rather only the right to receive the applicable Conversion Shares. The Corporation will send the Mandatory Conversion Notice to each Holder that holds shares of Series Y Preferred that are subject to such Mandatory Conversion Trigger promptly following the Conversion Date. In connection with any Mandatory Conversion, each Holder hereby covenants and agrees to (i) deliver physical certificate(s), if any, representing the applicable shares of Series Y Preferred to the Corporation; (ii) furnish any endorsements and transfer documents that the Corporation may require; and (iii) if applicable, pay any documentary or other taxes.

(c)         Conversion Procedures. Upon the physical surrender of the certificate representing a share of Series Y Preferred converted hereunder, if any, to the Corporation, the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the converting Holder may request, subject to applicable securities laws, representing the aggregate number of Conversion Shares issued upon conversion of such shares of Series Y Preferred (provided, however, that, if the transfer agent for the Conversion Shares is participating in The Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, such transfer agent shall instead credit such number of full Conversion Shares to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). Promptly following the applicable Conversion Date, but not later than the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined below) after the Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holders the number of Conversion Shares to be issued upon the conversion of the Series Y Preferred. When delivering the Conversion Shares as provided herein, the Corporation shall use commercially reasonable efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Article II, Section 4(c) through the Corporation’s transfer agent, unless otherwise agreed to with the Holders. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Trading Market as of the Conversion Date.

(d)         Certificates for Remaining Series Y Preferred. In the event that less than all of the shares of Series Y Preferred are converted hereunder, the Corporation shall promptly issue a new certificate (if the Series Y Preferred are then certificated) registered in the name of the Holder representing such remaining shares of Series Y Preferred not subject to such conversion.

(e)        Exchange Cap. Notwithstanding any provision of this Certificate of Designations to the contrary, the Corporation shall not issue any shares of Common Stock upon conversion of any shares of Series Y Preferred or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series Y Preferred without breaching the Corporation’s obligations under the rules and regulations of the Trading Market (the maximum number of shares of Common Stock which may be issued without violating such rules and regulations, the “Exchange Cap”); provided, however, that the foregoing limitation shall not apply in the event that the Corporation (i) obtains the approval of its shareholders as required by the applicable rules and regulations of the Trading Market for issuances of shares of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders (as defined in Article II, Section 5(b)). Until such approval or such written opinion is obtained, no Holder shall be issued in the aggregate, upon conversion of any shares of Series Y Preferred, shares of Common Stock in an amount greater than the product of (A) the Exchange Cap, multiplied by (B) the quotient of (1) the aggregate number of shares of Series Y Preferred initially acquired by such Holder under the Exchange Agreement, divided by (2) the aggregate number of shares of Series Y Preferred initially acquired by all Holders under the Exchange Agreement (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise Transfer any of such Holder’s shares of Series Y Preferred, the Transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such shares of Series Y Preferred so Transferred, and the restrictions of the prior sentence shall apply to such Transferee with respect to the portion of the Exchange Cap Allocation so allocated to such Transferee. Upon conversion in full of a Holder’s shares of Series Y Preferred, the difference (if any) between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder’s conversion in full of such shares of Series Y Preferred shall be allocated, to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the shares of Common Stock underlying the shares of Series Y Preferred then held by each such Holder.

(f)          Legend. Every certificate representing shares of Series Y Preferred shall bear a legend on the face thereof providing as follows:

“The shares of Series Y Preferred Stock represented by this certificate are subject to provisions with respect to, including requirements for, conversion, sale, assignment or other transfer as set forth in Article II, Section 4 of the Certificate of Designations of Series Y Preferred Stock.”

(g)        No Responsibility of the Corporation. In connection with any conversion or Transfer of shares of Series Y Preferred pursuant to or as permitted hereunder, (i) the Corporation shall be under no obligation to make any investigation of facts, and (ii) except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of the issuance of Conversion Shares in connection with any such conversion or the registration of any such Transfer.

5.            Voting Rights.

(a)         General. The Holders shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote; provided, however, that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

(b)        Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the Holders representing a majority of the number of shares of Common Stock into which the outstanding shares of Series Y Preferred are convertible (assuming for this purpose that each share of Series Y Preferred is convertible into the Converted Stock Equivalent Amount) (the “Required Holders”), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to:

(i)           increase the authorized number of shares of Series Y Preferred;

(ii)          enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or materially and adversely affect, the powers, rights or preferences of the Series Y Preferred designated hereunder;

(iii)        amend the Certificate of Incorporation or By-laws of the Corporation, if such amendment would materially and adversely alter, change or affect the powers, preferences or rights of the Holders;

(iv)        create any class or series of, or issue any shares of (upon or as a result of conversion or otherwise), (A) Senior Stock, (B) capital stock of the Corporation the terms of which expressly provide that such class or Series will rank pari passu with the Series Y Preferred as to dividend rights or as to rights on liquidation, dissolution or winding up of the Corporation or (C) debt securities convertible into, or exchangeable for, any such equity securities described in the foregoing clauses (A) or (B);

(v)         cause the Corporation or any of its subsidiaries to, directly or indirectly, redeem, repurchase or declare or pay any dividend or other distribution (whether in cash, stock, property or otherwise) on any Capital Stock (provided, however, that no consent of the Required Holders shall be required pursuant to this Article II, Section 5(b)(v) with respect to any redemption, repurchase, payment or other action that the Corporation is required to undertake pursuant to any agreement or instrument in effect on the date hereof and filed by the Corporation with the Securities and Exchange Commission (for the avoidance of doubt, disregarding any amendments or modifications made to any such agreements or instruments after the date hereof));

(vi)         amend or waive any provision of this Certificate of Designations applicable to the Holders or the Series Y Preferred;

(vii)        in each case subject to the exercise of the fiduciary duties of the Board:

(A)
create or issue any debt security, create any lien or security interest (except as incurred in the ordinary course of business), or incur other indebtedness, including obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security, lien, security interest or other indebtedness;

(B)
liquidate, dissolve or wind-up the business and affairs of the Corporation or effect any merger, consolidation (for the avoidance of doubt, other than a reverse split of the Common Stock), statutory conversion, transfer, domestication or continuance;

(C)	file for or permit the filing of any bankruptcy, reorganization, receivership or other insolvency proceeding;

(D)
create, or hold capital stock in, any subsidiary that is not wholly-owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(E)	effect a material acquisition, sale of assets, or change in the business of the Corporation.

(c)       Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, that requires a separate vote of the Holders voting as a single class may be taken by such Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by such Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series Y Preferred entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

6.           Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series Y Preferred into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Series Y Preferred into a smaller number of shares.

7.            Certain Adjustments.

(a)         Stock Dividends and Stock Splits. If, at any time while shares of Series Y Preferred are outstanding, the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, then the Converted Stock Equivalent Amount with respect to such issued and outstanding shares of Series Y Preferred shall be adjusted as if such action applied to the shares of Common Stock represented by the Converted Stock Equivalent Amount. Any adjustment made pursuant to this Article II, Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)         Organic Change. Notwithstanding any provision of this Certificate of Designations to the Contrary, if there occurs an Organic Change, as a result of which the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (“Reference Property” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Organic Change (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”)), then, from and after the effective time of such Organic Change, each share of Series Y Preferred will remain outstanding and, thereafter, (i) the consideration due upon conversion of any Series Y Preferred will be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designations, including in any related definitions, were instead a reference to the same number of Reference Property Units, and (ii) if necessary, any other provisions of this Certificate of Designations shall be equitably adjusted by the Board acting in good faith in order to preserve, as nearly the same as practicable, the economic interests of the Holders under this Certificate of Designations. On or before any such Organic Change, the Corporation (and, if applicable, any third party that is party to such Organic Change) will execute supplemental instruments, if any, as the Board reasonably determines are necessary or desirable to give effect of this Article II, Section 7(b). In the event that holders of Common Stock have the option to elect the form of consideration to be received in an Organic Change, the Holders shall have the same election privileges as the holders of Common Stock.

(c)         Notice of Adjustment. Whenever an adjustment is made pursuant to this Article II, Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Converted Stock Equivalent Amount after such adjustment, together with a brief explanation of the facts requiring such adjustment.

ARTICLE III
MISCELLANEOUS

1.          Unissued or Reacquired Shares. Shares of Series Y Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Series Y Preferred, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series.

2.           No Sinking Fund. Shares of Series Y Preferred are not subject to the operation of a sinking fund.

3.           Reservation of Common Stock.

(a)        Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series Y Preferred as provided in this Certificate of Designations to holders of such Series Y Preferred, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series Y Preferred then outstanding.

(b)         Use of Acquired Shares. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series Y Preferred, as provided herein, shares of Common Stock acquired by the Corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)         Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Series Y Preferred, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)        Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series Y Preferred, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)        Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Market, Nasdaq Capital Market or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series Y Preferred; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series Y Preferred into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series Y Preferred in accordance with the requirements of such exchange at such time.

4.           Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for the Series Y Preferred shall be the Corporation. The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders.

5.          Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

6.          No Closing of Books; Cooperation. The Corporation shall not close its books against the transfer of Series Y Preferred or of Common Stock issued or issuable upon conversion of Series Y Preferred in any manner which interferes with the timely conversion of Series Y Preferred. The Corporation shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series Y Preferred hereunder (including making any governmental filings required to be made by the Corporation).

7.           Cash In Lieu of Fractional Interests. If any fractional interest in a share of capital stock would, except for the provisions of this Article III, Section 7, be delivered upon any conversion of the Series Y Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

8.           Taxes.

(a)        Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series Y Preferred or shares of Common Stock or other securities issued on account of Series Y Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series Y Preferred, shares of Common Stock or other securities in a name other than that in which the shares of Series Y Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

(b)        Withholding. All payments and distributions (or deemed distributions) on the shares of Series Y Preferred (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

9.          Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given:  (a) upon receipt, when delivered personally; (b) one Business Day after deposit with an overnight courier service; or (c) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed:  (i) if to the Corporation, to its office at 235 Yorkland Blvd., Suite 900, Toronto, Ontario, Canada, M2J 4Y8 (Attention:  General Counsel and Corporate Secretary), or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

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IN WITNESS WHEREOF, Venus Concept Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of this 24th day of May, 2024.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: Chief Executive Officer

[Certificate of Designations of Series Y Convertible Preferred Stock of Venus Concept Inc.]

Exhibit A

OPTIONAL CONVERSION NOTICE

Venus Concept Inc.
Series Y Convertible Preferred Stock

Subject to the terms of the Certificate of Designations with respect to the Series Y Convertible Preferred Stock of Venus Concept Inc. (the “Corporation”), by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Series Y Convertible Preferred Stock identified below directs the Corporation to convert (check one):

☐	all of the shares of Series Y Convertible Preferred Stock held by such Holder
☐        ____________________* shares of Series Y Convertible Preferred Stock held by such Holder

Date:
(Legal Name of Holder)

By:
Name:
Title:

* Must be a whole number.

Exhibit B

MANDATORY CONVERSION NOTICE

Venus Concept Inc.
Series Y Convertible Preferred Stock

Reference is made to the Certificate of Designations (the “Certificate of Designations”) with respect to the Series Y Convertible Preferred Stock of Venus Concept Inc. (the “Corporation”). Capitalized terms used but not otherwise defined in this notice have the meanings given to such terms in the Certificate of Designations.

The Corporation hereby provides notice to ___________________ (the “Holder”) that ___________________ of the shares of Series Y Convertible Preferred Stock held by the Holder have been automatically converted pursuant to a Mandatory Conversion. The Conversion Date is ___________________.

Sincerely,

Venus Concept, Inc.

By:
Name:
Title: